AdvisorOne Funds

Amended and Restated Shareholder Services Plan

April 17, 2019

This plan constitutes the Amended and Restated Shareholder Services Plan (the "Plan") for the AdvisorOne Funds, a Delaware business trust (the "Trust") registered as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of each of its series listed on Schedule A attached hereto (each a "Fund" and collectively, the "Funds"). The Plan relates solely to the Funds.

WHEREAS, it is desirable to provide the Funds flexibility in meeting the investment and shareholder servicing needs of its investors; and

WHEREAS, the Trust has adopted a Shareholder Services Plan with respect to Class N and Class T shares of the Funds as of July 19, 2018 (the “Existing Plan”); and

WHEREAS, the Trust desires to amend and restate the Existing Plan as set forth herein to adopt the Plan with respect to the Class N shares of the CLS Strategic Global Equity Fund; and

WHEREAS, the Funds, through their investment adviser, intend to enter into Plan agreements ("Shareholder Services Agreements") with certain financial institutions, broker- dealers, and other financial intermediaries ("Authorized Service Providers") pursuant to which the Authorized Service Providers will provide certain administrative support services to the beneficial owners of the Fund's shares;

NOW THEREFORE, the Trust hereby adopts this Plan with respect to the Funds:

1.                  Implementation. Any officer of the Trust or the Funds' investment adviser is authorized to execute and deliver, on behalf of the Funds, written Shareholder Services Agreements with Authorized Service Providers that are record owners of Class N shares and/or Class T shares of the Funds or that have a servicing relationship with the beneficial owners of shares of a Fund.

2.                  Services. Pursuant to the Shareholder Services Agreement, the Authorized Service Provider shall provide to those customers who own Fund shares administrative support services, not primarily intended to result in the sale of shares of the Fund, as set forth therein and as described in the Trust's applicable prospectus. Administrative support services include, but are not limited to: (i) responding to customer inquiries of a general nature regarding the Fund; (ii) crediting distributions from the Fund to customer accounts; (iii) arranging for bank wire transfer of funds to or from a customer's account; (iv) responding to customer inquiries and requests regarding Statements of Additional information, shareholder reports, notices, proxies and proxy statements, and other Fund documents; (v) forwarding prospectuses, Statements of Additional Information, tax notices and annual and semi-annual reports to beneficial owners of Fund shares; (vi) assisting the Fund in establishing and maintaining shareholder accounts and records; (vii) providing sub-accounting with respect beneficially owned Fund shares and transactions in Fund shares at the shareholder level; (viii) forwarding to customers proxy statements and proxies; (ix) determining amounts to be reinvested in the Fund; (x) assisting customers in changing account options, account designations and account addresses, and (xi) providing such other similar services as the Trust may reasonably request to the extent the Authorized Service Provider is permitted to do so under applicable statutes, rules, or regulations.

3.                  Compensation. In consideration for such administrative support services, the Authorized Service Providers will receive a fee, computed daily and paid monthly in the manner set forth in the respective Shareholder Services Agreements, at an annual rate of up to the following amounts of the average daily net assets of the Fund for the applicable class of shares attributable to or held in the name of the Authorized Service Provider: 0.10% for Class T shares and 0.25% for Class N shares. All expenses incurred by the Trust or the Funds in respect of this Plan shall be borne by the shareholders of the respective share class of the applicable Fund.

4.                  Effective Date and Termination. This Plan will be effective with regard to the shares of Funds only after approval by a vote of a majority of the Board of Trustees of the Trust, including a majority of trustees who are not "interested persons" of the Trust as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940. The Plan may be terminated with respect to the shares of any Fund at any time by vote of a majority of the disinterested Trustees.

5.                  Amendment. The Plan may be amended with respect to any Fund at any time by the Board of Trustees, provided that all material amendments to the Plan shall be approved by the Trust's Trustees in the manner provided herein with respect to the initial approval of the Plan.

6.                  Reporting. While this Plan is in effect, the Board of Trustees shall be provided with a quarterly, written report of the amounts expended pursuant to this Plan and the purposes for which the expenditures were made.

IN WITNESS WHEREOF, the Trust has executed this Shareholder Services Plan as of April 17, 2019.

AdvisorOne Funds

By: /s/ Mike Forker

Name: Mike Forker

Title: Secretary

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SCHEDULE A
TO
SHAREHOLDER SERVICES PLAN

Fund	Class N Shares	Class T Shares
CLS Global Diversified Equity Fund	X	X
CLS Growth and Income Fund	X	X
CLS International Equity Fund	X	X
CLS Flexible Income Fund	X	X
CLS Global Aggressive Equity Fund	X	X
CLS Shelter Fund	X	X
CLS Strategic Global Equity Fund	X

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